Exhibit 99.1

Conference call:	Today, March 18, 2013 at 4:30 p.m. ET
Webcast / Replay URL:	www.wave.com/news/webcasts
Dial-in numbers:	415-226-5356 or 212-231-2912

Wave Reports 2012 Results and Highlights Focus

on Enterprise Management of Windows 8 Tablets

Lee, MA—March 18, 2013—Wave Systems Corp. (NASDAQ: WAVX), a provider of security and management software for endpoint devices, today reported financial results for its fourth quarter (Q4 ’12) and year ended December 31, 2012 and highlighted recent developments in its business.

Wave generated total net revenues of $7.1 million for Q4 ‘12, a modest increase over total net revenues of $7.0 million in Q3 ’12, but a decline from Q4 ‘11 total net revenues of $11.0 million, which included $2.4 million in additional licensing and maintenance revenue related to three enterprise customers.

Wave’s Q4 ‘12 and full year 2012 total net revenues reflect lower levels of OEM bundling revenue resulting from a combination of lower PC shipment volumes and a reduction in royalty rates established in November 2011. Q4 ‘12 OEM bundling revenues decreased by $0.3 million versus Q3 ’12 and by $1.7 million versus Q4 ’11. For the full year 2012, OEM bundling revenue declined a total of $4.8 million versus 2011.

Wave’s Q4 ’12 total net revenues included $1.4 million in licensing and maintenance revenues from its Safend subsidiary versus $1.5 million in Q3 ’12 and $1.6 million in Q4 ’11. Services revenue from a U.S. government consulting contract was $0.6 million for both Q4 ’12 and Q4 ’11 and $40,000 for Q3 ‘12.

Total billings for Q4 ’12 rose to $9.3 million, an increase of 52% from $6.1 million in Q3 ’12, but a decline of 20% from $11.5 million in Q4 ’11, which included $1.7 million related to a single large customer contract. Q4 ’12 total billings include $1.7 million in maintenance fees for a large enterprise customer that will be recorded ratably over the three-year maintenance term through December 31, 2015. Q4 ’12 total billings included $1.7 million from Safend, as compared to $1.3 million in Q3 ’12 and $1.8 million in Q4 ’11.

As a result of headcount and cost reduction initiatives completed in Q4, Wave’s combined SG&A and R&D expenses declined to $11.7 million in Q4 ’12 from $12.4 million in Q3 ’12 and $14.0 million in Q4 ’11. Wave expects to realize a full quarter’s benefit from these cost reductions starting in Q1 ’13, however the savings will be offset in the period by annual audit and tradeshow expenses.

Though Wave continues to view its Safend subsidiary as an important strategic asset, during Q4 ’12 Wave determined that sufficient indicators of potential impairment existed to require an impairment analysis for Safend.  As a result of this review, Wave recorded non-cash impairment charges totaling $7.5 million to write down the value of goodwill and intangible assets attributed to Safend, of which $3.4 million is included in the licensing and maintenance cost of net revenues and $4.1 million is reflected in impairment of goodwill and intangible assets.

Wave recorded a Q4 ‘12 net loss of $13.0 million, or ($0.13) per basic and diluted share, as compared to a net loss of $6.1 million, or ($0.06) per basic and diluted share in Q3 ’12 and a net loss of $4.9 million, or ($0.05) per basic and diluted share in Q4 ’11. Per share figures are based on a weighted average number of basic shares outstanding during Q4 ’12, Q3 ’12 and Q4 ’11 and of 104.0 million, 98.0 million and 88.5 million, respectively.

To illustrate its operational performance on a cash-flow basis, Wave reports EBITDAS, a non-GAAP measure defined as earnings before impairment expense, interest income (expense), income taxes,

depreciation and amortization and stock-based compensation expense. Wave recorded negative EBITDAS of $4.1 million in Q4 ’12, compared with negative EBITDAS of $4.2 million in Q3 ’12 and negative EBITDAS of $2.8 million in Q4 ‘11.

As of December 31, 2012, Wave’s total current assets were $9.4 million and total current liabilities, including the current portion of deferred revenue totaling $5.9 million, were $15.1 million. Cash and cash equivalents were $2.1 million at December 31, 2012, as compared to $2.2 million at September 30, 2012 and $3.4 million at December 31, 2011. Year-end 2012 cash does not include $1.7 million received in February 2013 under a three-year maintenance contract signed in Q4 ’12.

Wave raised net proceeds of $313,506 in early Q4 ’12 through the issuance of 325,590 shares of its Class A common stock at an average price of $0.99 per share through its At The Market (ATM) structure. Wave raised gross proceeds of $3.3 million in a registered direct offering in October 2012. Additionally, last week, Wave raised gross proceeds of $1 million from the sale of Class A common stock and warrants; the offering was priced at the March 11th closing price of $0.83 per share.

CEO Commentary:

Wave CEO, Steven Sprague, commented, “While 2012 was challenging from a revenue perspective, we made important strategic investments to advance our solutions for security, management and data protection in the mobile world of tablets and smartphone devices.  In 2011, we saw the current trend towards mobile and implemented our own mobile strategy that leverages the unique Trusted Computing functionality only Wave can provide. We were certainly surprised by both the speed of mobile adoption and the impact it has had on demand for some of our core PC solutions, but we were not alone in that regard given the fundamental changes in the PC industry over the last year.

“We believe these developments have set the stage for significant opportunities for Wave in 2013 and beyond, and we have focused our sales and marketing efforts on our unique security and management capabilities for Windows 8 tablets, including Microsoft’s Surface Pro and Dell’s Latitude 10. The initial enterprise response to this solution has been positive, and this development has prompted opportunities to continue to promote this security infrastructure for managing existing devices running Windows 7. We are now beginning to ship prototype tablet software but do not anticipate any meaningful order activity until Q2 at the earliest.

“Windows 8 tablets managed by Wave can leverage robust hardware-based security and eliminate passwords for enterprise VPN or WiFi access on a global basis. When our software is combined with Microsoft Active Directory, there is no need for an additional layer of Mobile Device Management for Windows 7 or 8 devices.  We expect to extend this capability to other mobile devices as well, offering enterprises a single cost-effective, hardware-based system to manage security and network access across three device form factors.

“Whether a PC, a tablet or a smartphone, Wave’s Trusted Computing solutions offer a superior, cost-effective, industry standard approach to managing devices and thwarting today’s cyber threats in a user-friendly way,” Mr. Sprague added. “We believe our PC and tablet solutions can help enterprises and governments to utilize the strength, convenience, management and favorable cost of ownership of Trusted Computing solutions to solve the security and management challenges created by the device ‘arms race’ they are struggling to address.”

Recent News and Developments

•                  In March, a European governmental agency selected EMBASSY Remote Administration Server (ERAS) software for the management of PC-based Trusted Platform Modules (TPM). An initial order was executed for approximately 6,000 seat licenses plus professional services support.

•                  Wave’s EMBASSY Remote Administration Server 2.9.5 demonstrated capabilities for securing access control credentials and utilizing virtual smartcards to prevent cyber attacks against domain credentials. This capability can eliminate the need for a security token infrastructure.

•                  Wave expanded its distribution channel in the Asia-Pacific region through strategic agreements with Infodat Technologies in India; TechSearch Corp. in Korea; and Bangkok Systems & Software in Thailand.

•                  SC Magazine published a feature on Trusted Computing with commentary from Wave customers, partners and executives.

•                  Wave’s Safend Data Protection Suite (DPS) won in the “Best Data Security/Loss Management Solution” category at Government Security News’ 4th Annual Homeland Security Awards.

•                  Wave launched Scrambls for Enterprise, enabling safe collaboration over social media sites like Twitter® and Facebook, and encrypted file sharing via cloud services like Dropbox™ and Salesforce.com.

About Wave Systems

Wave Systems Corp. reduces the complexity, cost and uncertainty of data protection by starting inside the device. Unlike other vendors who try to secure information by adding layers of software for security, Wave leverages the security capabilities built directly into endpoint computing platforms themselves. Wave has been a leading expert in this growing trend, leading the way with first-to-market solutions and helping shape standards through its work as a board member for the Trusted Computing Group.

Safe Harbor for Forward-Looking Statements

This press release may contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company’s financing plans; (ii) trends affecting the company’s financial condition or results of operations; (iii) the company’s growth strategy and operating strategy; and (iv) the declaration and payment of dividends. The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Wave assumes no duty to and does not undertake to update forward-looking statements.

All brands are the property of their respective owners.

Contact:

Wave Systems Corp.	Investor Relations
Gerard T. Feeney, CFO	David Collins, Eric Lentini
413-243-1600	212-924-9800
wavx@catalyst-ir.com

WAVE SYSTEMS CORP. AND SUBSIDIARIES

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended December 31,		Twelve months ended December 31,
	2012	2011	2012	2011
Net revenues:
Licensing and maintenance	6,530,639	10,482,551	27,480,732	35,100,518
Services	600,000	551,964	1,363,781	1,038,497
Total net revenues	$7,130,639	$11,034,515	$28,844,513	$36,139,015
Operating expenses:
Licensing and maintenance - cost of net revenues	4,331,166	692,583	6,333,221	1,848,482
Services - cost of net revenues	—	86,998	144,111	189,167
Adjustments to purchase accounting	—	1,033,206	—	1,033,206
Selling, general and administrative	7,459,890	8,583,669	33,021,237	27,871,223
Research and development	4,194,337	5,369,783	19,055,894	16,087,129
Impairment of goodwill and intangible assets	4,054,732	—	4,054,732	—
Total operating expenses	20,040,125	15,766,239	62,609,195	47,029,207
Operating loss	(12,909,486)	(4,731,724)	(33,764,682)	(10,890,192)
Other income (expense):
Net currency transaction gain (loss)	403	(55,273)	12,156	175,004
Net interest expense	(98,695)	(1,461)	(197,989)	(4,589)
Total other income (expense)	(98,292)	(56,734)	(185,833)	170,415
Loss before income taxes	(13,007,778)	(4,788,458)	(33,950,515)	(10,719,777)
Income tax expense	(12,033)	(74,959)	(12,033)	(74,959)
Net loss	(13,019,811)	(4,863,417)	(33,962,548)	(10,794,736)
Loss per common share — basic and diluted	$(0.13)	$(0.05)	$(0.35)	$(0.13)
Weighted average number of common shares outstanding during the period	104,003,922	88,544,911	96,204,505	84,344,729

WAVE SYSTEMS CORP. AND SUBSIDIARIES

Consolidated Supplemental Schedule

(Unaudited)

	Three Months Ended December 31,		Twelve months ended December 31,
	2012	2011	2012	2011
Total net revenues	$7,130,639	$11,034,515	$28,844,513	$36,139,015
Increase (decrease) in deferred revenue	2,127,204	491,688	84,904	(3,331,530)

Total billings (Non-GAAP)	$9,257,843	$11,526,203	$28,929,417	$32,807,485

Net loss as reported	$(13,019,811)	$(4,863,417)	$(33,962,548)	$(10,794,736)
Net interest expense	98,695	1,461	197,989	4,589
Income tax expense	12,033	74,959	12,033	74,959
Depreciation and amortization	525,309	566,274	2,136,830	1,005,068
Stock-based compensation expense	843,243	1,441,356	4,830,831	5,379,961
Impairment of goodwill and intangible assets	7,477,832	—	7,477,832	—

EBITDAS (Non-GAAP)	$(4,062,699)	$(2,779,367)	$(19,307,033)	$(4,330,159)

Non-GAAP Financial Measures:

As supplemental information, we provide the non-GAAP performance measures that we refer to as total billings and EBITDAS.  Total billings is provided in addition to, but not as a substitute for, GAAP total net revenues.  Total billings means the sum of total net revenues determined in accordance with GAAP, plus the increase or minus the decrease in deferred revenue.  We consider total billings an important measure of our financial performance, as we believe it best represents the continued increase in our software license upgrades.  Total billings is not a measure of financial performance under GAAP and, as calculated by us, may not be consistent with computations of total billings by other companies.  EBITDAS is defined as net income (loss) before impairment expense, interest income (expense), income taxes, depreciation and amortization and stock-based compensation.  EBITDAS should not be construed as a substitute for net income (loss) or net cash provided by (used in) operating activities (all as determined in accordance with

GAAP) for the purpose of analyzing our operating performance, financial position and cash flows, as EBITDAS is not defined by GAAP.  However, we regard EBITDAS as a complement to net income (loss) and other GAAP financial performance measures, including an indirect measure of operating cash flow.

WAVE SYSTEMS CORP. AND SUBSIDIARIES

Consolidated Balance Sheets

(Unaudited)

	December 31,	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$2,112,769	$3,385,035
Accounts receivable, net of allowance for doubtful accounts of $-0- at December 31, 2012 and 2011, respectively	5,034,422	7,198,645
Pledged receivables	1,801,683	—
Prepaid expenses	421,769	823,761
Total current assets	9,370,643	11,407,441
Property and equipment, net	871,568	1,236,844
Amortizable intangible assets, net	4,028,333	10,925,306
Goodwill	4,038,000	6,216,059
Other assets	324,614	336,607
Total Assets	18,633,158	30,122,257

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Secured borrowings	1,537,710	—
Accounts payable and accrued expenses	7,570,723	6,701,026
Current portion of capital lease payable	44,658	72,074
Deferred revenue	5,949,087	6,619,257
Total current liabilities	15,102,178	13,392,357
Long-term portion of capital lease payable	—	44,659
Other long-term liabilities	97,996	66,283
Royalty liability	4,486,129	4,043,163
Long-term deferred revenue	1,812,312	1,035,220
Total liabilities	21,498,615	18,581,682

Stockholders’ Equity (Deficit):
Common stock, $.01 par value. Authorized 150,000,000 shares as Class A; 105,007,873 shares issued and outstanding in 2012 and 89,574,385 in 2011	1,050,079	895,744
Common stock, $.01 par value. Authorized 13,000,000 shares as Class B; 35,556 shares issued and outstanding in 2012 and 2011	355	355
Capital in excess of par value	393,000,325	373,598,144
Accumulated deficit	(396,916,216)	(362,953,668)
Total Stockholders’ Equity (Deficit)	(2,865,457)	11,540,575
Total Liabilities and Stockholders’ Equity (Deficit)	$18,633,158	$30,122,257

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